NEWS RELEASE
                                                                        CONTACT:

                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405


     COLUMBUS MCKINNON CORPORATION ANNOUNCES REFINANCING OF CREDIT FACILITY


    AMHERST,  N.Y., November 27, 2002 -- Columbus McKinnon  Corporation (Nasdaq:
    CMCO), today announced the refinancing of its existing senior secured $150 million credit facility with a new $100 million senior secured credit facility and a new $70 million senior second secured term loan executed in a private transaction. The new credit facility matures on March 31, 2007. A portion of the senior second secured term loan matures in May 2007 and the remaining balance in November 2007. Fleet Securities, Inc. arranged the senior credit facility and placed the senior second secured term loan.

    Timothy T. Tevens, President and Chief Executive Officer, said, "The refinancing of our existing credit facility, which was going to mature in March 2003, has stabilized our capital structure and extended the maturity of our senior debt by approximately four years while providing continued liquidity to fund our working capital needs. This transaction reduces our financial risk and provides us with the time and flexibility to manage our business through this difficult economic environment. It also allows us to continue to focus on additional facility rationalizations and implementing lean manufacturing which will further reduce costs and support accelerated debt repayment."

    The senior secured credit facility is comprised of a $67 million revolver and $33 million term loan, which amortizes quarterly over seven years starting on March 31, 2003. The senior second secured term loan has no scheduled amortization and is prepayable at the company's option without penalty.

    The new credit agreements will be filed with the Company's current report on Form 8-K to be filed today with the Securities and Exchange Commission.

    Columbus  McKinnon  is a leading  worldwide  designer  and  manufacturer  of material handling products, systems and services which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM


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         This press release  contains  "forward-looking  statements"  within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning
         future   revenue  and  earnings,   involve  known  and  unknown  risks,
         uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its
         subsidiaries,   conditions   affecting  the  Company's   customers  and
         suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the Company's ability to renegotiate its senior debt, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.